EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of
  Security holders.
------------------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of Phoenix-Oakhurst Strategic Allocation Fund

In planning and performing our audit of the financial statements of Phoenix-Oakhurst Strategic Allocation Fund (hereafter referred to as the "Fund") for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2001






EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix-Oakhurst
Strategic Allocation Fund was held on September 14, 2000 to approve the following matter:

On the record date of September 14, 2000, there were 17,027,170 shares outstanding and 76.75% of the shares outstanding and entitled to vote that were present by proxy.


NUMBER OF VOTES                   FOR       AGAINST        ABSTAIN

1. Approve an Agreement and Plan of Reorganization which provides for the reorganization of the Fund into a Delaware business trust.

                            11,431,270      536,273       1,100,138